Exhibit 8.2

[Mayer, Brown, Rowe & Maw LLP Letterhead]

April 12, 2006

SBR, Inc.

5300 Briscoe Road

Parkersburg, West Virginia 26102

Re:	Agreement and Plan of Merger, dated as of February 9, 2006 (the “Merger Agreement”), by and between Fortune Brands, Inc., SBR, Inc, and Brightstar Acquisitions, LLC.

Ladies and Gentlemen:

We have acted as counsel to SBR, Inc., a West Virginia corporation (the “Company”) in connection with the proposed merger (“Merger”) of Brightstar Acquisitions, LLC, an Illinois limited liability company (“Merger Sub”) with and into the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 9, 2006 (“Execution Date”). Merger Sub is a direct wholly-owned subsidiary of Fortune Brands, Inc., a Delaware corporation (“Parent”). Also pursuant to the Merger Agreement, the Company, as the survivor of the merger with Merger Sub, will be merged with and into a limited liability company wholly-owned by Parent (the “Subsequent Merger”). The Merger and the Subsequent Merger are referred to herein as the “Transaction.” Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as defined in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, Parent’s registration statement on Form S-4 relating to the Transaction filed with the Securities and Exchange Commission on April 12, 2006 (Registration No. 333-131990) (the “Registration Statement”).

In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of (i) the description of the Transaction as set forth in the Merger Agreement, including representations and covenants of the Company and Parent, (ii) the Registration Statement, and (iii) such other instruments and documents related to the formation, organization and operation of the Company and Parent and related to the consummation of the Transaction as we have deemed necessary or appropriate. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by the Company and Parent, including factual statements and representations set forth in their respective letters delivered to us for purposes of these opinions (the “Representation Letters”), and we have assumed that (i) the Representation Letters will be executed by the appropriate officers of the Company as of the effective time of the Merger and (ii) the Transaction will be reported by the Company and Parent on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the effective time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Transaction were or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the effective time of the Merger. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that under current law, for United States federal income tax purposes, the Transaction will be treated as a “reorganization” within the meaning of section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Transaction or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/S/ MAYER, BROWN, ROWE & MAW LLP